Exhibit 8
ASSIGNMENT AND ASSUMPTION AGREEMENT
This ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Assignment and Assumption” or “Agreement”), dated as of November 15, 2024 is made and entered into by and among Parallaxes Xenon, LLC, a Delaware limited liability company (“Purchaser”) and Anthony Geisler, The Anthony Geisler Trust U/A Dated 05/17/2011, LAG Fit, Inc., and BMG Fit, LLC (collectively, “Sellers”). Capitalized terms that are used but not defined in this Assignment and Assumption shall have the meanings specified in that certain Tax Receivable Agreement, dated as of July 26, 2021, by and among Xponential Fitness, Inc., a Delaware corporation (the “Company”) and the other parties thereto (the “TRA”).
W I T N E S S E T H:
WHEREAS, Purchaser and Sellers desire to transfer all of Sellers’ interest in, and rights and obligations under, the TRA with respect to any and all Common Units or other membership interests in OpCo, including any that were the subject of the IPO Contribution and/or IPO Exchange, that Sellers have previously transferred, had redeemed or otherwise exchanged pursuant to an Exchange (the “Exchanged Units”) to Purchaser through the execution and delivery of this Assignment and Assumption.
NOW, THEREFORE, in consideration of the foregoing, of the mutual representations, warranties, covenants and agreements herein contained and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:
1.          Conveyance and Acceptance. Pursuant to Section 7.02(b) of the TRA, at the Closing, each Seller hereby sells, assigns, transfers and conveys to Purchaser, and Purchaser hereby purchases and accepts, all right, title and interest of such Seller in, to and under the TRA with respect to the Exchanged Units, including the right of such Seller to receive all payments that are or may become payable to such Seller pursuant to the TRA with respect to the Exchanged Units, including any and all Tax Benefit Payments to which Seller would otherwise be entitled under the TRA with respect to the Exchanged Units (other than any Tax Benefit Payments made prior to the Closing and set forth on Exhibit B-1) (collectively, the “Assigned TRA Rights”), for the benefit of Purchaser, forever, free and clear of all Liens. Following the Closing, Purchaser shall be (i) the successor to each of the Sellers under the TRA with respect to the Assigned TRA Rights and (ii) a “TRA Party” for all purposes under the TRA. For the purposes of this Agreement, “Lien” shall mean any lien (statutory or other), pledge, mortgage, deed of trust, hypothecation, assignment, deposit arrangement, adverse claim or interest, encumbrance, other charge or security interest, easement, servitude, pre-emptive right, right of first refusal, transfer restriction, adverse ownership claim or other similar encumbrance or any preference, priority or other agreement or preferential arrangement of any kind or nature whatsoever.
2.          Assumption of Obligations. At the Closing, each Seller hereby assigns, and Purchaser hereby assumes, accepts and agrees to perform, discharge when due and be liable for any and all obligations under the TRA relating to the Assigned TRA Rights arising from and after the Closing, other than any obligations arising due to any breach of or non-compliance by any Seller with respect to the TRA (the “Assumed TRA Obligations”).
3.          Purchase Price. As payment in full for the Assigned TRA Rights, at the Closing, Purchaser will (i) assume the Assumed TRA Obligations pursuant to Section 2 and (ii) simultaneously with the Closing, pay Sellers an aggregate amount equal to five million dollars ($5,000,000) (the “Purchase Price”), by wire transfer of immediately available funds to an account (or accounts) as designated by Sellers.
4.          Closing. The closing (the “Closing”) of the transactions contemplated by this Assignment and Assumption (the “Transactions”) shall take place simultaneously with the execution of this Assignment and Assumption on the date of this Assignment and Assumption (the “Closing Date”) by the electronic exchange of .pdf signature pages. The consummation of the Transactions shall be deemed to occur at 12:01 a.m. on the Closing Date.
5.          Representations and Warranties by Sellers. As an inducement to Purchaser to enter into this Assignment and Assumption and to consummate the Transactions, each Seller, jointly and severally, represents, and warrants and covenants to Purchaser as follows:
(a)          Ownership of Assigned TRA Rights, Transfer. Such Seller is a TRA Party and the lawful holder and owner of its applicable portion of the Assigned TRA Rights, including all right, title and interest to any Tax Benefit Payments or other payments included therein, free and clear of any Lien or other encumbrance. The Assigned TRA Rights include all right, title and interest to any Tax Benefit Payments or other payments under the TRA that such Seller has had at any time with respect to the Exchanged Units (other than the Tax Benefit Payments set forth on Exhibit B-1). Except pursuant to this Assignment and Assumption, (i) such Seller has not, at any time, sold, transferred, assigned, pledged, conveyed or otherwise disposed of all or any portion of its rights under the TRA, including the Assigned TRA Rights and the Assumed TRA Obligations, and (ii) there are no commitments, options, contracts or other arrangements whatsoever, whether written or oral, under which such Seller is or may become obligated to sell, transfer, pledge, assign, convey or otherwise dispose of all or any portion of the Assigned TRA Rights and the Assumed TRA Obligations. The Company has not requested, and such Seller has not approved, an assignment or transfer of the TRA by the Company. The information set forth on the schedule (the “TRA Rights Exhibit”) attached hereto as Exhibit A are true, complete and accurate representations of the Assigned TRA Rights transferred to the Purchaser hereunder.
(b)          Full Force and Effect; Authorization of the TRA. To the knowledge of such Seller, (i) the TRA attached hereto as Exhibit B is a true, complete and accurate copy of the TRA and includes any joinders or other agreements evidencing the admission of any Seller that was not an original TRA Part as a TRA Party, (ii) the TRA has not been amended, modified, supplemented or superseded in any manner (including by other agreements), and (iii) the TRA is in full force and effect. The TRA represents a legally valid and binding obligation of such Seller and, to the knowledge of such Seller, the Company, enforceable in accordance with its terms against such Seller and, to the knowledge of such Seller, the Company. Such Seller has not received any Early Termination Payment or Early Termination Notice under the TRA and, to the knowledge of such Seller, no condition exists or event has occurred, which, presently or with the passage of time and/or upon the occurrence of one or more additional events or conditions would reasonably be expected to give rise to the termination of the TRA.  Such Seller has complied with all applicable material provisions of the TRA, and to the knowledge of such Seller, the Company has complied with its payment obligations to such Seller under the TRA.
(c)          Prior Payments.  Exhibit B-1 attached hereto sets forth a schedule of Tax Benefit Payments received by each Seller prior to the date hereof from the Company pursuant to the TRA. No Seller has received any Tax Benefit Payment or other payment under the TRA prior to the date hereof, except as set forth on Exhibit B-1.
(d)          Schedules.  Attached hereto as Exhibit C are true and complete copies of each Schedule, including all Attribute Schedules, Tax Benefit Schedules, and any Amended Schedules (together, the “Schedules”) delivered pursuant to the TRA with respect to the Assigned TRA Rights and Assumed TRA Obligations. Except for Amended Schedules that have been provided to the Purchaser as part of the Schedules, no Schedule has been amended, modified, supplemented or superseded in any manner, and no Seller has received notice that any Schedule will be amended, modified, supplemented or superseded in any manner. The Schedules accurately describe the Assigned TRA Rights with respect to the Exchanges described therein and no other person or entity has any interest in the rights described in the Schedules. The Company has not delivered to such Seller any schedules with respect to any Taxable Year, other than the 2021 and 2022 Taxable Years. Exhibit C sets forth a true, complete and accurate list of all Exchanges completed by each Seller prior to the date hereof, including the date of each such Exchange and the number of Common Units acquired by OpCo or the Company pursuant to each such Exchange.
(e)          Organization and Authority of Seller. If such Seller is not a natural person, such Seller is duly organized and validly existing in good standing under the laws of its state of its formation. Such Seller has all requisite power and authority to execute and deliver this Assignment and Assumption, perform its obligations hereunder, and to consummate the Transactions. The execution and delivery by such Seller of this Assignment and Assumption and the performance by such Seller of its obligations hereunder, and the consummation by such Seller of the Transactions have been duly authorized by all requisite action on the part of such Seller.

(f)          Due Execution. This Assignment and Assumption has been duly executed and delivered by such Seller, and this Assignment and Assumption constitutes a legal, valid, and binding obligation of such Seller enforceable against such Seller in accordance with its terms.
(g)          No Conflicts. The execution, delivery, and performance by such Seller of this Assignment and Assumption and the Transactions do not and will not: (i) conflict with or result in a violation or breach of, or default under, any provision of any agreement to which such Seller is a party or by which such Seller is bound, including the TRA upon execution of the Joinder by Purchaser; or (ii) conflict with or result in a violation or breach of any provision of any law, order, writ, judgment, injunction, decree, stipulation, determination, or award entered by or with any governmental authority and applicable to such Seller. The Transactions and the execution and delivery of this Assignment and Assumption do not require any consent, permit, approval, order or authorization of or by, registration, declaration, filing with or any other action by, any governmental authority.
(h)          Legal Proceedings. There are no claims, actions, causes of action, demands, lawsuits, arbitrations, inquiries, audits, notices of violation, proceedings, litigations, citations, summons, subpoenas or investigations of any nature, whether civil, criminal, administrative, regulatory or otherwise, whether at law or in equity (“Actions”) pending or threatened, against or by such Seller, or any affiliate of such Seller, (A) relating to or affecting the Assigned TRA Rights or Assumed TRA Obligations, or (B) that challenges or seeks to prevent, enjoin, or otherwise delay the Transactions.  No event has occurred, or circumstances exist, that may give rise or serve as a basis for any such Action.
(i)          Brokers. No broker, finder, or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions or the based upon arrangements made by or on behalf of such Seller.
(j)          Misrepresentations. Each Seller hereby agrees to indemnify Purchaser and hold it harmless against all liabilities, claims, costs or expenses arising out of or resulting from any misrepresentation or breach of any covenant made by such Seller in this Agreement or in connection with the Transactions.
6.          Representations and Warranties by Purchaser. As an inducement to each of the Sellers to enter into this Assignment and Assumption and to consummate the Transactions, Purchaser represents and warrants to each Seller as follows:
(a)          Organization and Authority of Purchaser. Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Purchaser has full power and authority to enter into this Assignment and Assumption, to carry out its obligations hereunder, and to consummate the Transactions.  The execution and delivery by Purchaser of this Assignment and Assumption, the performance by Purchaser of its obligations hereunder, and the consummation by Purchaser of the Transactions have been duly and validly authorized by all requisite action on the part of Purchaser.
(b)          Due Execution. This Assignment and Assumption has been duly executed and delivered by Purchaser, and (assuming due authorization, execution and delivery by each Seller) this Assignment and Assumption constitutes a legal, valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms.
(c)          No Conflicts. The execution, delivery and performance by Purchaser of this Assignment and Assumption and the consummation of the Transactions, including delivery of the Joinder (as defined below) as provided in Section 9 herein, do not and will not: (i) conflict with or result in a violation or breach of, or default under, any provision of the certificate of formation or the limited liability company agreement of Purchaser or any other agreement to which Purchaser is a party or by which it is bound; or (ii) conflict with or result in a violation or breach of any provision of any law or order, writ, judgment, injunction, decree, stipulation, determination, or award entered by or with any governmental authority and applicable to Purchaser.
(d)          Legal Proceedings. There are no Actions pending or threatened against or by Purchaser or any Affiliate of Purchaser that challenge or seek to prevent, enjoin or otherwise delay the Transactions.  No event has occurred, or circumstances exist, that may give rise or serve as a basis for any such Action.
(e)          Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions or the based upon arrangements made by or on behalf of Purchaser.
7.          Further Assurances. Each Seller hereby covenants with Purchaser and its successors and permitted assigns that such Seller, without further consideration, will take such further actions (including the execution and delivery of such other reasonable instruments of sale, transfer, conveyance, assignment, assumption and confirmation and providing materials and information) as shall be reasonably required to sell, assign, transfer and convey to Purchaser all of such Seller’s right, title and interest in the Assigned TRA Rights, and Purchaser hereby covenants with each Seller and its successors and permitted assigns that Purchaser, without further consideration, will take such further actions (including the execution and delivery of such other reasonable instruments of transfer, conveyance, assumption and confirmation and providing materials and information) as shall be necessary to assume and accept the Assumed TRA Obligations arising from and after the delivery of this Assignment and Assumption.
8.          Joinder. In connection with the Closing, Purchaser has delivered, or shall deliver, to the Company executed counterparts to a joinder agreement (the “Joinder”) to the TRA in accordance with Section 7.02(b) of the TRA, and each Seller will request that the Company shall acknowledge the Joinder.

9.          Governing Law; Waiver of Trial by Jury. This Assignment and Assumption shall be governed by and interpreted and construed in accordance with the laws of the State of Delaware without reference to its internal conflict of laws principles. EACH OF THE PARTIES UNCONDITIONALLY AND IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN NEW CASTLE COUNTY IN THE STATE OF DELAWARE FOR THE PURPOSES OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS ASSIGNMENT AND ASSUMPTION, ANY RELATED AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY.  EACH OF THE PARTIES HERETO FURTHER AGREES THAT SERVICE OF ANY PROCESS, SUMMONS, NOTICE OR DOCUMENT BY U.S. REGISTERED MAIL TO SUCH PARTY’S RESPECTIVE ADDRESS SET FORTH IN SECTION 13 SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY ACTION, SUIT OR PROCEEDING IN THE STATE OF DELAWARE WITH RESPECT TO ANY MATTERS TO WHICH IT HAS SUBMITTED TO JURISDICTION IN THIS SECTION 9.  EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY OBJECTION TO THE LAYING OF VENUE OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF THIS ASSIGNMENT AND ASSUMPTION, ANY RELATED DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY IN THE COURTS REFERRED TO IN THE FIRST SENTENCE OF THIS SECTION 9, AND HEREBY AND THEREBY FURTHER IRREVOCABLY AND UNCONDITIONALLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION, SUIT OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.  EACH OF THE PARTIES AGREES THAT A FINAL, NON-APPEALABLE JUDGMENT IN ANY SUIT, ACTION OR OTHER PROCEEDING IN THE COURTS REFERRED TO IN THE FIRST SENTENCE OF THIS SECTION 9 SHALL BE CONCLUSIVE AND MAY BE ENFORCED BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW IN ANY APPLICABLE JURISDICTION. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS ASSIGNMENT AND ASSUMPTION IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS ASSIGNMENT AND ASSUMPTION OR ANY OF THE TRANSACTIONS.
10.          Prevailing Party. In the event that any suit or Action is instituted under or in relation to this Assignment and Assumption, including without limitation to enforce any provision in this Assignment and Assumption, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Assignment and Assumption, including without limitation, such reasonable fees and expenses of attorneys (including any in-house attorneys) and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

11.          Amendment. Neither this Assignment and Assumption nor any of its terms or provisions may be amended, modified, waived, discharged or terminated, except by a written instrument signed by the parties hereto.
12.          References, Pronouns and Headings. Except as otherwise specifically indicated, all references to Section or Subsection numbers refer to Sections and Subsections of this Assignment and Assumption and all references to Exhibits refer to the Exhibits attached hereto. The words “hereby,” “hereof,” “herein,” “hereto,” “hereunder,” and words of similar import refer to this Assignment and Assumption as a whole and not to any particular Section or Subsection hereof. The word “hereafter” shall mean after, and the term “heretofore” shall mean before, the date of this Assignment and Assumption. The word “or” means “and/or” and the words “include” and “including” shall not be construed as terms of limitation. As used herein, all pronouns shall include the masculine, feminine, neuter, singular and plural thereof wherever the context and facts require such construction. The headings, titles and subtitles herein are inserted for convenience of reference only and are to be ignored in any construction of the provisions hereof. All references to “$” and dollars will be deemed to refer to United States of America currency unless otherwise specifically provided.
13.          Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed duly given and received (i) (x) if delivered personally, on the date of delivery or (y) if delivered by e-mail, upon confirmation of transmission by the recipient, in each case, if sent on a Business Day (or otherwise on the next Business Day) or (ii) if delivered by a recognized next-day courier service, on the first Business Day following the date of dispatch. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:
If to a Seller, to address set forth opposite such Seller’s name on the signature pages hereto.
If to Purchaser, to:
Parallaxes Xenon, LLC
c/o Parallaxes Capital Management, LLC
250 Park Avenue Floor 7
New York, NY 10177
Attention: Andrew Lee
E-mail: andy@plxcap.com
Any party hereto may change its address for receiving notices, requests, and other documents by giving written notice of such change to the other parties hereto in accordance with the notice provisions of this Assignment and Assumption.
14.          Assignment. This Assignment and Assumption shall be binding upon, inure to the benefit of and be enforceable by the parties hereto, and their respective successors and permitted assigns. Notwithstanding the foregoing, no Seller may assign any of its rights or obligations under this Assignment and Assumption without the prior written consent of Purchaser; provided, however, that Purchaser may make such an assignment, in whole or in part, without consent of any party to (a) any of its affiliates, including any subsidiary, or equity holders or (b) a successor to all or a material portion of its assets or business, whether in a merger, sale of stock, sale of assets or other transaction.
15.          No Third Party Beneficiaries. Except as set forth in the last sentence of this Section 15, nothing in this Assignment and Assumption, express or implied, is intended to confer upon any person or entity other than the parties hereto any rights or remedies of any nature whatsoever under or by reason of this Assignment and Assumption or any provision of this Assignment and Assumption. This Assignment and Assumption and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Assignment and Assumption and their respective successors and permitted assigns.
16.          Severability. If any provision of this Assignment and Assumption or the application of any such provision to any person or circumstance is held by a court of competent jurisdiction to be invalid, illegal or unenforceable, such provision shall be severed and enforced to the extent possible or modified in such a way as to make it enforceable, and the invalidity, illegality or unenforceability thereof shall not affect the validity, legality or enforceability of the remaining provisions of this Assignment and Assumption.
17.          Counterparts. This Assignment and Assumption may be executed in multiple counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each party and delivered to the other party. The exchange of a fully executed Assignment and Assumption (in counterparts or otherwise) by facsimile or by electronic delivery in .pdf format shall be sufficient to bind the parties to the terms and conditions of this Assignment and Assumption.
18.          Confidentiality and Public Announcements. No Seller shall make any publicity releases, interviews or other disclosure or dissemination of any information concerning this Assignment and Assumption, or any party’s performance hereunder, to any person or entity without the prior written approval of Purchaser; provided, however, that this provision shall not prevent disclosure (a) as required by applicable law or (b) to any party’s affiliates, financial advisors, legal advisors, lenders, and current or prospective investors who are bound by similar terms of confidentiality or a professional duty of confidentiality; and provided, further, that any such disclosure complies with the applicable confidentiality obligations under the TRA. If public disclosure by a Seller is required by applicable law, such Seller hereto hereby agrees that to the extent permitted under applicable law it shall provide the Purchaser with at least two business days’ opportunity to review and comment on such disclosure, including any description of this Assignment and Assumption made by such party.

19.          Payments Over. Any payments related to the Assigned TRA Rights, other than the Purchase Price, including any and all Tax Benefit Payments with respect to the Exchanged Units, received by any Seller or any of its affiliates on or after the Closing Date, shall be segregated and held in trust for the benefit of, and immediately paid over to, Purchaser in the same form as received, with any necessary endorsements.  From and after the Closing Date, any Schedules, notices or other information provided by the Company to any Seller or its affiliates pursuant to the TRA relating to the Exchanged Units shall be promptly shared with Purchaser.
20.          Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.
21.          Entire Agreement. This Assignment and Assumption, including the exhibits and other documents referred to herein which form a part hereof, contains the full agreement between the parties hereto on its subject matters, and supersedes and renders null and void all prior agreements or understandings, whether written or oral, which exist or may have existed between the parties with respect to its subject matters.
[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Assignment and Assumption as of the date first written above.
PURCHASER

PARALLAXES XENON, LLC

By:	/s/ Andrew Lee
	Name:	Andrew Lee
	Title:	Authorized Person

IN WITNESS WHEREOF, the parties hereto have executed this Assignment and Assumption as of the date first written above.

SELLERS		Notice Address

Anthony Geisler		28 Watercress
Irvine, CA 92603
By:	/s/ Andrew Geisler
Name: Andrew Geisler

The Anthony Geisler Trust		28 Watercress
Irvine, CA 92603
By:	/s/ Andrew Geisler
Name: Andrew Geisler
Title: Trustee

LAG Fit, Inc.		28 Watercress
Irvine, CA 92603
By:	/s/ Andrew Geisler
Name: Andrew Geisler
Title: Authorized Person

BMG Fit, LLC		28 Watercress
Irvine, CA 92603
By:	/s/ Andrew Geisler
Name: Andrew Geisler
Title: Authorized Person

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